Exhibit 99.1

Report of Independent Auditors

To the Trustees and Shareholders of Service Properties Trust

We have audited the accompanying Combined Statement of Revenues and Certain Expenses of the SMTA Properties for the year ended December 31, 2018, and the related notes.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of the Combined Statement of Revenues and Certain Expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the Combined Statement of Revenues and Certain Expenses that is free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on the Combined Statement of Revenues and Certain Expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Combined Statement of Revenues and Certain Expenses is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Combined Statement of Revenues and Certain Expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Combined Statement of Revenues and Certain Expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Combined Statement of Revenues and Certain Expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Combined Statement of Revenues and Certain Expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the Combined Statement of Revenues and Certain Expenses referred to above presents fairly, in all material respects, the revenue and certain expenses described in Note 1 of the SMTA Properties for the year ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis of Accounting
As described in Note 1 to the combined financial statement, the Combined Statement of Revenues and Certain Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K/A of Service Properties Trust, and is not intended to be a complete presentation of SMTA Properties’ revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP
Dallas, Texas
November 6, 2019

F-1

SMTA Properties
Combined Statements of Revenues and Certain Expenses
Year Ended December 31, 2018 and Six Months Ended June 30, 2019 (Unaudited)
(dollars in thousands)

	Six Months Ended June 30, 2019 (Unaudited)	Year Ended December 31, 2018
Revenues:
Rental income	$89,492	$184,453
Tenant reimbursements and other income	1,342	1,851
Total revenues	90,834	186,304

Certain Expenses:
Real estate taxes	1,461	1,355
Other operating expenses	728	1,402
Total certain expenses	2,189	2,757

Revenues in excess of certain expenses	$88,645	$183,547

The accompanying notes are an integral part of the Combined Statements of Revenues and Certain Expenses.

F-2

SMTA Properties
Notes to the Combined Statements of Revenues and Certain Expenses
Year Ended December 31, 2018 and Six Months Ended June 30, 2019 (Unaudited)
(dollars in thousands)

Note 1. Organization and Summary of Significant Accounting Policies

On June 2, 2019, Service Properties Trust (formerly Hospitality Properties Trust), or SVC, entered an Equity Purchase Agreement, or the SMTA Agreement, with SMTA REIT and certain of its subsidiaries, or collectively, SMTA, pursuant to which SVC agreed to acquire from SMTA all the equity interests in entities that owned 767 net lease service-oriented retail properties, or collectively, the SMTA Properties, with approximately 12 million rentable square feet net leased to tenants in 23 different industries located in 43 states for total consideration of $2,482,382, including $2,384,577 in cash consideration, $82,069 of prepayment penalties in order to extinguish the existing mortgage debt on the portfolio and $15,736 of other capitalized acquisition costs. SVC completed the acquisition of the SMTA Properties on September 20, 2019.

The accompanying Combined Statements of Revenues and Certain Expenses of SMTA Properties has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Accordingly, the statements are not representative of the actual operations for the periods presented as they exclude certain historical expenses, such as depreciation and amortization, management fees, interest expense, amortization of above and below market leases and other costs not directly related to the future operations of the SMTA Properties.

Use of estimates — Preparation of these financial statements in conformity with U.S. generally accepted accounting principles requires SVC's management to make estimates and assumptions that may affect the amounts reported in this financial statement and accompanying notes. Actual results could differ from those estimates.

Rental income — The leases are accounted for as operating leases. Rental income is recognized on a straight-line basis over the terms of the leases. Straight-line rent adjustments included in the statement of revenues and certain expenses totaled $1,847 for the six months ended June 30, 2019 and $3,918 for the year ended December 31, 2018.

Tenant Reimbursements and Other Income — Reimbursements from tenants of real estate taxes and other operating expenses are recognized when the expenses are incurred. Tenant reimbursements are recorded on a gross basis in instances when our tenants reimburse us for property costs which we incur.

Note 2. Operating Leases

Lease information (as lessor). The leases at the SMTA Properties have current remaining terms ranging between three months and 31 years (expiring between 2019 and 2050). Certain of the leases provide for real estate tax and other operating expense reimbursement. Future minimum rents due under non-cancelable leases in effect at June 30, 2019, excluding tenant reimbursements, are as follows:

Year	Future Minimum Rents
2019	$89,110
2020	175,211
2021	168,958
2022	158,366
2023	151,933
Thereafter	910,548
$1,654,126

Note 3. Subsequent Events

SVC's management has evaluated subsequent events through November 6, 2019, the date the Combined Statements of Revenues and Certain Expenses were available to be issued. There were no subsequent events that have occurred that would require disclosure in the Combined Statements of Revenues and Certain Expenses.

F-3